Exhibit 99.1

Enservco Signs Non-Binding Letter of Intent with Lender to Amend its Senior Revolving Credit Facility for Substantial Debt Reduction, New Working Capital Revolver and Equity

●	Total bank debt would be reduced from approximately $33 million to approximately $17 million

●	Bank would receive eight million shares of Enservco restricted common stock and warrants for 15 million shares of common stock in exchange for debt reduction
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Debt reduction would result in a $17.5 million increase in stockholders’ equity when included with Chairman’s investment fund conversion of $1.5 million of subordinated debt and accrued interest into Enservco restricted common stock

DENVER, Sept. 17, 2020 (GLOBE NEWSWIRE) -- Enservco Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced it has signed a non-binding letter of intent (“LOI”) with East West Bank (“EWB”) to amend its existing senior revolving credit facility to reduce bank debt by $16 million, amend the current facility into a term loan and provide a new working capital revolving line of credit in exchange for equity in Enservco.

Under the LOI, the parties will seek to enter into a definitive agreement providing that:

EWB would reduce the current loan balance by $16 million in exchange for eight million shares of Enservco restricted common stock and 15 million common stock purchase warrants. The current credit facility would be amended to reflect a term loan with a balance of approximately $17 million and a new working capital revolving line of credit with no initial balance and a limit of $1 million, both bearing interest at an annual rate of 8.25%, of which 3% will accumulate and be paid at maturity on October 15, 2021. The term loan would be interest only with potential for principal payments in the event Enservco reaches certain profit metrics and would mature in October 2021. The revolving line of credit would be based on Enservco’s eligible receivables.

The restricted common stock issued to EWB will be registered for resale by Enservco with the SEC to be tradeable within six months. The warrants will be exercisable beginning October 15, 2021, at a price of $0.25 per common share, an approximate 92% premium to Enservco’s closing stock price on September 16, 2020.

Enservco and EWB seek to close the debt restructuring in October 2020.

The financial impact on Enservco of this proposed amendment and the recent Cross River conversion of half of its subordinated debt and accrued interest into equity is expected to be substantial. Upon completion, based on its balance sheet as of June 30, 2020, Enservco will have reduced its total debt by nearly 52% – from $35.5 million to $18.5 million. In addition, the Company’s stockholders’ equity would experience a positive swing of approximately $17.5 million.

“We are delighted to announce this progress with East West Bank, which has been a great partner for us over the years and has worked diligently with us to improve the financial strength and viability of the Company during these challenging times,” said Executive Chairman Rich Murphy, whose investment firm, Cross River Partners, is Enservco’s largest shareholder. “We believe that reducing total debt by half and realizing a significant positive swing in stockholders’ equity will represent a meaningful boost in value for the Company and its stockholders. The conversion of debt into equity by both East West Bank and Cross River will demonstrate confidence in the future of our business. We are excited to focus our time and attention on building our business.”

About Enservco

Through its various operating subsidiaries, Enservco provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating and related services. The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," “intends,” "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2019, and subsequently filed documents with the SEC. Forward looking statements in this news release that are subject to risk include the LOI is non-binding and only reflects the intent of the parties, the Company’s ability to complete the debt restructuring with East West Bank, the potential for any transaction to have a substantial financial impact and represent a meaningful boost in value, and the Company’s ability to build its business or raise additional equity. It is important that each person reviewing this release understand the significant risks attendant to the operations of Enservco. Enservco disclaims any obligation to update any forward-looking statement made herein, except as required by law.

Contacts:

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
Phone: 303-880-9000
Email: jay@pfeifferhigh.com

Marjorie Hargrave
Chief Financial Officer
Enservco Corporation
mhargrave@enservco.com

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